CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Great American Reserve Variable Annuity Account G on Form N-4 (File Nos. 333-00373 and 811-07501), of our report dated March 14, 1997 on our audits of the financial statements of Great American Reserve Insurance Company as of December 31, 1996 and 1995, and for the year ended December 31, 1996, the four months ended December 31, 1995, the eight months ended August 31, 1995 and the year ended December 31, 1994. We also consent to the reference to our firm under the caption "Experts."

                               COOPERS & LYBRAND L.L.P.

Indianapolis, Indiana
April 25, 1997